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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE



CONTACTS:


MEDIA:                         Joseph M. Evangelisti          Jim Finn
                               JP Morgan                      Chase
                               212-648-9589                   212-270-7438

INVESTOR RELATIONS:            Ann Patton                     John Borden
                               JP Morgan                      Chase
                               212-648-9446                   212-270-7318




                      CHASE AND J.P. MORGAN AGREE TO MERGE


NEW YORK, SEPTEMBER 13, 2000 -- The Chase Manhattan Corporation (NYSE: CMB) and J.P. Morgan & Co. Incorporated (NYSE: JPM) today announced that they have agreed to merge. The merged firm will be named J.P. Morgan Chase & Co. Leveraging premier brands and comprehensive capabilities across an unparalleled client franchise, J.P. Morgan Chase & Co. will be a formidable global competitor in financial services, positioned for superior growth and profitability.

The merged company will have assets of approximately $660 billion and stockholders' equity of more than $36 billion. On a pro-forma basis, J.P. Morgan Chase & Co. in 1999 would have had net income of approximately $7.5 billion and revenues of approximately $31 billion.

The merger agreement, which has been approved by the boards of directors of both companies, provides that 3.7 shares of Chase common stock will be exchanged for each share of J.P. Morgan common stock. Each series of preferred stock of J.P. Morgan will be exchanged for a similar series of preferred stock of Chase, the surviving corporation of the merger. The transaction is expected to be accounted for as a pooling of interests and to be tax-free to J.P. Morgan and Chase stockholders. Based upon Chase's closing price yesterday, the transaction would have a value of approximately $207 for each share of J.P. Morgan common stock.

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The wholesale business will be known globally as J.P. Morgan and will encompass investment banking (including strategic advisory, equity and debt capital raising, credit, and global trading and market-making activities), operating services, wealth management, institutional asset management and private equity. The retail business will be known as Chase, consisting of credit cards, regional consumer banking in the New York tri-state area and Texas, mortgage banking, diversified consumer lending, insurance and middle-market banking.

Douglas A. Warner III, Chairman and CEO of J.P. Morgan, will become Chairman of J.P. Morgan Chase & Co. and co-Chair of the firm's Executive Committee, its senior policy making management group, comprised of senior executives from both Chase and J.P. Morgan. William B. Harrison, Jr., Chairman and CEO of Chase, will become President and CEO of J.P. Morgan Chase & Co. and co-Chair of the Executive Committee. In addition to Messrs. Warner and Harrison, the Board of Directors of J.P. Morgan Chase & Co. will consist of eight members from the current Chase board and five members from the current J.P. Morgan board.

"This merger is a breakthrough for J.P. Morgan and Chase that will position the new firm as a global powerhouse," said Mr. Warner. "With a formidable client franchise and a potent array of capabilities to address the full spectrum of clients' needs, we see exceptional prospects for sustained growth and profitability. A diversified revenue stream enhances those prospects. And our clients will find a common commitment to high standards of integrity, excellence and service."

Mr. Harrison said, "This transaction combines the most comprehensive group of clients with extensive financial and intellectual capital. We will have the capability to meet our clients' needs anywhere in the world with trusted advice and integrated execution. Our new firm will have leadership positions across a broad array of businesses in growth markets." (See attached table.)

"Our past mergers have demonstrated that the expansion of product capabilities applied to a complementary set of clients results in incremental revenue growth. Expense savings will also result as we combine duplicate functions. As in the past, we will focus on a smooth integration and make the new organization the best of both," said Mr. Harrison.

The members of the Executive Committee, reporting to Mr. Harrison, will be:
Geoffrey T. Boisi, David A. Coulter, Ramon de Oliveira, Walter A. Gubert, Thomas
B. Ketchum, Donald H. Layton, James B. Lee, Jr., Marc J. Shapiro and Jeffrey C. Walker.

Mr. Gubert will be chairman of the J.P. Morgan investment bank. Messrs. Boisi and Layton will be co-CEOs of the investment bank and coordinate all of the wholesale banking activities. Mr. Lee will head the investment bank's new business and commitments committees, working with many of the firm's most important clients on new business initiatives. Mr. de Oliveira will head the institutional asset management and wealth management businesses.

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Mr. Coulter will continue to head the retail business of the firm and lead its
Internet initiatives. Mr. Walker will continue as head of the new firm's private equity group. Mr. Shapiro will continue in his present capacity as head of finance, risk management and administration. Mr. Ketchum will co-chair the merger transition team with Mr. Shapiro.

In addition, Denis J. O'Leary and Nicolas S. Rohatyn will co-head the combination of Chase.com and LabMorgan, reporting to Mr. Coulter.

Chase and J.P. Morgan announced the following additional senior management positions: Dina Dublon, chief financial officer, John J. Farrell, human resources, Frederick W. Hill, marketing and communications, and William H. McDavid, general counsel.

Neal Garonzik, vice chairman of Chase, has decided to leave the firm. Mr. Harrison said, "A little over a year ago, Neal agreed to join Chase for a period of time to help us with our equity and asset management strategies. While he was here, we acquired both Hambrecht & Quist and Robert Fleming and saw major improvements in the quality and profitability of our wealth management businesses. Neal's experience has been invaluable and we will continue to seek his advice."

The merger is expected to result in synergies of approximately $1.9 billion (pre-tax), consisting of estimated cost savings of approximately $1.5 billion (pre-tax) and estimated incremental net revenues of approximately $400 million (pre-tax). The synergies are anticipated to be achieved by the end of the second year following the merger, with one-third estimated to be realized in the first year. It is anticipated that the merger will result in costs of approximately $2.8 billion (pre-tax), a portion of which will be taken as a charge upon closing.

The worldwide headquarters of J.P. Morgan Chase & Co. will be in Manhattan, although no decision has been made as to the exact location.

Chase and J.P. Morgan have granted each other options to purchase up to 19.9 percent of the outstanding shares of each other's common stock upon the occurrence of certain events.

The deal is expected to close in the first quarter of 2001 and is subject to approval by shareholders of both companies, as well as by U.S. Federal and state and foreign regulatory authorities.

Chase Securities Inc. served as financial advisor to Chase and rendered a fairness opinion to its Board of Directors. J.P. Morgan Securities Inc. served as financial advisor to J.P. Morgan and rendered a fairness opinion to its Board of Directors.

Chase can be reached on the Web at www.chase.com, and J.P. Morgan's web address is www.jpmorgan.com.

                                     -more-
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Chase and J.P. Morgan will hold a presentation for the investment community today, September 13, 2000 at 11:30am Eastern Daylight Time to discuss the proposed merger. A live audio Webcast of the presentation will be available on Chase's and J.P. Morgan's investor relations sites at their respective Websites noted above. In addition, persons interested in listening to the presentation may dial in at (973) 628-7055.

This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's managements and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These uncertainties include: the inability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Chase and J.P. Morgan stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the revenue synergies and costs savings anticipated from the merger may not be fully realized or may take longer to realize than expected; disruptions from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effects on pricing, spending, third-party relationships and revenues; and the risks of new and changing regulation in the U.S. and internationally. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward- looking statements can be found in the 1999 Annual Reports on Form 10-K of Chase and J.P. Morgan filed with the Securities and Exchange Commission.

# ##
                       FACTS ABOUT J.P. MORGAN CHASE & CO.


FINANCIAL HIGHLIGHTS
(US dollars)


As of December 31, 1999, pro forma

         $660 billion in Total Assets
         $36  billion in Stockholders' Equity

For Full Year 1999, pro forma

         $31   billion of Revenues
         $7.5  billion of Earnings

         Earnings by Line of Business, pro forma, first half  2000

                                             % of total
                                             ----------
         Investment Banking                      55%
         National Consumer Services              18%
         Private Equity                          12%
         Wealth Management                        9%
         Operating Services                       6%
                                                100%

               (a)

               (b)

MARKET LEADERSHIP POSITIONS

                                           Pro Forma           Pro Forma
                                         Full Year 1999     First Half 2000
                                         --------------     ---------------
      STRATEGIC ADVISORY (M&A)
       Global Completed Transactions           5                   4
       European Completed Transactions         3                   4

      CAPITAL RAISING
       Global Syndicated Loans                 1                   1
       Global Investment Grade Debt            3                   3
       Global Common Stock                     8                   7
       High Yield Global Offerings             3                   5

      WEALTH MANAGEMENT
#3 among U.S. institutions, with $720 billion of assets under management (pro forma as of 12/31/99).